As filed with the United States Securities and Exchange Commission on January 12, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMBARK TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-334695
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

424 Townsend Street

San Francisco, California 94107

(415) 671-9628

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Embark Technology, Inc. 2021 Incentive Award Plan

Embark Technology, Inc. 2021 Employee Stock Purchase Plan

Embark Trucks Inc. Amended and Restated 2016 Stock Plan

(Full title of the plan)

Richard Hawwa

Chief Financial Officer

Embark Technology, Inc.

424 Townsend Street

San Francisco, California 94107

(415) 671-9628

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Rachel W. Sheridan	Siddhartha Venkatesan
Shagufa R. Hossain	Chief Legal Officer
Samuel D. Rettew	Embark Technology, Inc.
Latham & Watkins LLP	424 Townsend Street
555 Eleventh Street, NW, Suite 1000	San Francisco, California 94107
(202) 637-2200	(415) 671-9628

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Embark Technology, Inc. 2021 Incentive Award Plan Class A common stock, par value $0.0001 per share	76,873,776 (2)	$5.44 (4)	$418,193,341.44	$38,776.52
Embark Technology, Inc. 2021 Employee Stock Purchase Plan Class A common stock, par value $0.0001 per share	15,374,754 (3)	$5.44 (4)	$83,638,661.76	$7,753.30
Embark Trucks Inc. 2016 Stock Plan (Options) Class A common stock, par value $0.0001 per share	25,403,984	$0.204 (5)	$5,182,412.74	$480.41
Embark Trucks Inc. 2016 Stock Plan (Restricted Stock Units) Class A common stock, par value $0.0001 per share	54,338,520	$5.44 (6)	$295,601,548.80	$27,402.26
TOTAL	171,991,034	—	—	$74,402.49

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Embark Technology, Inc. (the “Registrant”) that become issuable under the Embark Technology, Inc. 2021 Incentive Award Plan (the “2021 Plan”), the Embark Technology, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), and the Embark Trucks Inc. 2016 Stock Plan (the “2016 Plan”), as applicable, by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of Class A Common Stock.
(2)	Represents 76,873,776 shares of Class A Common Stock reserved for future issuance under the 2021 Plan, which number consists of (a) 58,713,535 shares of Class A Common Stock initially available for issuance under the 2021 Plan and (b) 18,160,241 shares of Class A Common Stock that became issuable under the 2021 Plan pursuant to its terms on January 1, 2022. The total number of shares of Class A Common Stock reserved for issuance under the 2021 Plan will continue to automatically increase on the first day of each calendar year, beginning with calendar year 2023, by (A) 5% of the total outstanding shares of Class A Common Stock on the last day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the Registrant’s board of directors (the “Board”).
(3)	Represents 15,374,754 shares reserved for future issuance under the ESPP, which number consists of (a) 11,742,707 shares of Class A Common Stock initially available for issuance under the ESPP and (b) 3,632,047 shares of Class A Common Stock that became issuable under the ESPP pursuant to its terms on January 1, 2022. The total number of shares of Class A Common Stock reserved for issuance under the ESPP will continue to automatically increase on the first day of each calendar year, beginning with calendar year 2023, by a number of shares equal to the lesser of (A) 1% of the total number of outstanding shares of Class A Common Stock on the last day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the Board.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on the average of the high and low prices of a share of the Registrant’s Class A Common Stock on the Nasdaq Global Market on January 12, 2022.
(5)	Estimated solely for the purpose of calculating the registration fee with respect to the shares issuable under stock options, in accordance with Rule 457(h) of the Securities Act, based on the weighted-average exercise price of previously granted stock options that remain outstanding under the 2016 Plan ($0.204 per share).
(6)	Estimated solely for the purpose of calculating the registration fee with respect to the shares issuable under restricted stock units, under Rule 457(c) of the Securities Act, based on the average of the high and low prices of a share of the Registrant’s Class A Common Stock on the Nasdaq Global Market on January 12, 2022.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is incorporating by reference into this Registration Statement the filings listed below and any additional documents that the Registrant may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, except the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

•	the Registrant’s 424(b)(3) prospectus, dated December 13, 2021 and filed with the SEC on December 14, 2021; and

•	the description of the Registrant’s shares of Common Stock contained in the Registrant’s Form 8-A12B filed with the SEC on November 10, 2021, including any amendment or report filed for the purpose of updating such descriptions.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made if such person must have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought must determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The current certificate of incorporation and the bylaws of the Registrant provide for indemnification by the Registrant of its directors, senior officers and employees to the fullest extent permitted by applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation must not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the Registrant provides for such limitation of liability.

The Registrant has entered into indemnification agreements with each of its directors and officers pursuant to which it has agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of the Registrant or one of its subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

The Registrant maintains standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

The Registrant has purchased and intends to maintain insurance on behalf of the Registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of Northern Genesis Acquisition Corp. II (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the SEC on November 15, 2021).
4.2	Bylaws of Embark Technology, Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on November 15, 2021).
4.3	Specimen Class A Common Stock Certificate of Embark Technology, Inc. (incorporated by reference to Exhibit 4.6 to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-257647) filed with the SEC on October 13, 2021).
5.1	Opinion of Latham & Watkins LLP (filed herewith).
10.1	Form of Founder Award Agreement (filed herewith).
23.1	Consent of Marcum LLP (filed herewith).
23.2	Consent of Deloitte & Touche LLP (filed herewith).
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (included on the signature page to this Registration Statement).
99.1	Embark Trucks Inc. Amended and Restated 2016 Stock Plan (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 (File No. 333-257647), filed with the SEC on July 2, 2021).
99.2	Embark Technology, Inc. 2021 Incentive Award Plan (incorporated by reference to Annex E to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-257647), filed with the SEC on October 13, 2021).
99.3	Embark Technology, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Annex F to Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-257647), filed with the SEC on October 13, 2021).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on January 12, 2022.

Embark Technology, Inc.

/s/ Richard Hawwa
Name: Richard Hawwa
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard Hawwa and Siddhartha Venkatesan, acting alone or with another attorney-in-fact, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 of Embark Technology, Inc. and any subsequent registration statements related thereto pursuant to Instruction E to Form S-8 (and all further amendments, including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Capacity in Which Signed	Date

/s/ Alex Rodrigues	Director and Chief Executive Officer	January 12, 2022
Alex Rodrigues	(Principal Executive Officer)

/s/ Brandon Moak	Director and Chief Technology Officer	January 12, 2022
Brandon Moak

/s/ Richard Hawwa	Chief Financial Officer	January 12, 2022
Richard Hawwa	(Principal Financial Officer and Principal Accounting Officer)

/s/ Elaine Chao	Director	January 12, 2022
Elaine Chao

/s/ Patricia Chiodo	Director	January 12, 2022
Patricia Chiodo

/s/ Patrick Grady	Director	January 12, 2022
Patrick Grady

/s/ Ian Robertson	Director	January 12, 2022
Ian Robertson